Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Inphi Corporation of our report dated August 12, 2010 relating to financial statements of Winyatek Technology Inc., which appears in such Registration Statement. We also consent to the reference to use under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Taiwan

Taipei, Taiwan

September 24, 2010